Exhibit 10.1

Summary of

March 12, 2009 Restricted Stock Awards

for the Executive Officers

of Bakers Footwear Group, Inc.

The following table sets forth the amount of restricted stock awarded to each of the executive officers on March 12, 2009:

Name and Principal Position (1)	Restricted Stock Awards(2)
Peter A. Edison	18,000
Chairman of the Board, Chief Executive Officer & President

Stanley K. Tusman	12,000
Executive Vice President —
Chief Planning Officer

Joseph R. Vander Pluym	15,000
Executive Vice President — Chief Operations Officer

Mark D. Ianni	15,000
Executive Vice President — Chief Merchandising Officer

Charles R. Daniel, III	10,000
Vice President—Finance, Controller, Treasurer and Secretary

(1) Messrs. Edison, Ianni, Vander Pluym and Tusman are each a party to a written employment agreement with the Company. All of the executive officers may be a party to other compensation arrangements with the Company that have been filed as exhibits to the Company’s Annual Report on Form 10-K or in other filings with the Securities and Exchange Commission. The Company’s executive officers are also eligible to participate in the Bakers Footwear Group, Inc. 2003 Stock Option Plan, as amended, and the Bakers Footwear Group, Inc. 2005 Incentive Compensation Plan, receive matching employer contributions to the Company’s 401(k) plan, participate in other employee benefit plans and receive other forms of compensation. The Company also pays premiums on a life insurance policy solely for the benefit of Mr. Tusman.

(2) The restricted stock was issued pursuant to the Bakers Footwear Group, Inc. 2005 Incentive Compensation Plan, with the following terms. The restricted stock fully vests on the fifth anniversary of the grant date, which is March 12, 2014. Restricted stock awards are generally forfeited if the recipient is terminated, with or without cause, prior to vesting. However, the Compensation Committee retains the discretion to vest in full, pro-rata, or not at all, restricted stock awards upon death, disability, retirement or otherwise. The executive officers are entitled to (i) voting rights with respect to all of the restricted stock awarded, and (ii) cash dividends that may be paid by the Company with respect to all of the restricted stock awarded.